EXHIBIT 10.2

FISCAL YEAR 2006 SENIOR EXECUTIVE BONUS PLAN

(1).	Participants

Executive Vice Presidents

(2).	Maximum Available

Up to 50% of the base salaries of the Executive Vice Presidents.

(Base Salary is defined as the Base Salary at the time bonuses are paid.)

(3).	Bonus Pool

The amount of Base Bonus Pool received will be calculated based on the following Performance Areas: Business Development, R&D Clinical Development, Sales & Marketing, and Corporate Finance. The relative weighting of each area has been determined by management and the Compensation Committee, and the total of all areas in Section 4 is equal to 100% of the Base Bonus Pool.

The allocation of the pool will be made by the President to the other participants based on participant’s performance particularly as it relates to his objectives for the year as jointly established with the President. The President may allocate any amount to any Executive Vice President, including none, but he may not exceed the pool for each individual (50%).

(4).	Computation of Performance Areas

	Goal	Percentage of Total
a.	In-license or acquire one late-stage or marketed urology/men’s health product on terms approved by the Board of Directors.	25%

b.	Acquire one marketed urology/men’s health product for co-promotion by our specialty sales force on terms approved by the Board of Directors. (Goal can also be satisfied by acquiring a second product under terms of 4a).	25%

c.	Out-license one Indevus product under terms approved by Board of Directors.	10%

d.	Complete enrollment in two Phase 3 Sanctura XR trials.	15%

e.	Submit NDA for Nebido	15%

f.	Cash management:	10%

– Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 12 months—50% of goal.

– Ensure cash on hand at end of fiscal year is sufficient to last for at least the following 18 months—100% of goal.

(5).	Calculation and Payment

A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid periodically during the fiscal year upon attainment of goals, but not later than October 31, 2006. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 2006, whichever is earlier.